Exhibit 99.1

International Headquarters 5221 North O’Connor Blvd. Suite 500 Irving, Texas 75039
Phone: 972.869.3400 Fax: 972.443.1701	News Release

FOR IMMEDIATE RELEASE

Contact :	Jim Taylor, Chief Executive Officer
972-869-3400
jtaylor@thomasgroup.com

Thomas Group Announces Third Quarter 2007 Results

Irving, Texas, October 16, 2007 Thomas Group, Inc. (NasdaqGM: TGIS), a leading operations and process improvement firm, today announced net income of $1.9 million, or $0.17 per diluted share, for the third quarter of 2007 on revenues of $13.5 million, compared to net income of $3.0 million, or $0.27 per diluted share, on revenues of $15.9 million for the third quarter of 2006.  For the first nine months of 2007, net income was $5.6 million, or $0.50 per diluted share compared to the first nine months of 2006 net income of $7.7 million, or $0.70 per diluted share.

“Although contracting delays and increased competition have created challenges in growing our revenue, we continue to successfully deliver excellent gross margins and an excellent bottom line. The improvements we’ve achieved in our commercial sector during the year uphold our confidence for future improvements as we continue efforts to diversify our client base”, said Jim Taylor, CEO.

Third Quarter and First Nine Months 2007 Financial Performance:

•              Revenue:  Revenue for the third quarter of 2007 was $13.5 million, compared to $15.9 million in the third quarter of 2006.  Consulting revenue from US government clients was $12.3 million, or 92% of revenue, in the third quarter of 2007, compared to $14.5 million, or 91% of revenue, in the third quarter of 2006.  Consulting revenue from commercial clients was $1.1 million, or 7% of revenue, in the third quarter of 2007, compared to $1.2 million, or 8% of revenue, in the third quarter of 2006. Reimbursement of expenses was $0.1 million, or 1% of revenue, in the third quarter of 2007, compared to $0.2 million, or 1% of revenue, in the third quarter of 2006.

                Revenue for the first nine months of 2007 was $42.3 million, compared to $44.7 million for the first nine months of 2006. Consulting revenue from US government clients was $38.5 million, or 91% of revenue, in the first nine months of 2007, compared to $41.3 million, or 91% of revenue, in the first nine months of 2006.  Consulting revenue from commercial clients was $3.4 million, or 8% of revenue, in the first nine months of 2007, compared to $3.0 million, or 8% of revenue, in the first nine months of 2006. Reimbursements of expenses were $0.4 million, or 1% of revenue, in the first nine months of 2007 and 2006.

•              Gross Margins: Gross profit margins for the third quarter of 2007 were 53%, compared to 55% for the third quarter of 2006. Gross profit margins for the first nine months of 2007 were 51%, compared to 53% for the first nine months of 2006. The decrease in quarterly and year-to-date gross margins when compared to prior year is attributable to lower utilization rates of the Company’s Resultants in 2007.

•              Selling, General & Administrative (S,G&A): S,G&A costs for the third quarter of 2007 were $4.2 million, compared to $4.4 million in the third quarter of 2006 reflecting a decrease in incentive and stock-based compensation over the prior year. S,G&A costs for the first nine months of 2007 were $13.2 million compared to $12.2 million in the first nine months of 2006. The increase in SG&A costs year over year consists of a $0.7 million increase for legal and accounting costs related to the review of the Company’s historical stock option practices, $0.4 million increase in other legal and accounting costs, $1.1 million increase in selling costs, and $0.4 million in other cost, offset by a $1.6 million reduction in executive incentive and stock-based compensation.

•              Cash Flow:  For the first nine months of 2007, net cash increased $2.1 million, compared to a net increase of $6.7 million for the first nine months of 2006. For the first nine months of 2007, net cash provided by operating activities was $6.8 million, compared to $8.1 million for the first nine months of 2006.  The decrease is primarily due to reduced profits over the same period in the prior year.  Net cash used for investing activities of $0.9 million for the first nine months of 2007 consisted primarily of improvements to the training facility located in our Irving, TX office, compared to $0.3 million for the first nine months of 2006 for upgrades to computer hardware and software. Cash used for financing activities for the first nine months of 2007 was $3.9 million, consisting of $0.6 million for the net tax effect of stock issuances and $3.3 million for the payment of dividends. Cash used for financing activities for the first nine months of 2006 was $1.1 million, consisting of $1.9 million in dividends paid offset by $0.8 million in cash and tax benefit received from option holders upon the exercise of outstanding stock options.

•              Income Taxes: Income tax expense of $1.1 million for the third quarter of 2007 reflected an effective rate of 37%, compared to $1.5 million, or an effective rate of 33%, for the third quarter of 2006.  Income tax expense of $3.3 million for the first nine months of 2007 reflects an effective tax rate of 37%, compared to $3.9 million and 34% in the first nine months of 2006.  The lower effective rates in 2006 were the result of a reduction in the deferred tax valuation allowance during the first quarter of 2006.

•              Business Development and Backlog:  During the third quarter of 2007, the Company signed $12.3 million in new and extended business. Total contract signings for the first nine months of 2007 was $34.7 million.  At September 30, 2007, the Company had contracts totaling $8.0 million in its backlog, $7.8 million of which is to be recognized as revenue in the fourth quarter of 2007. Backlog does not include extensions or option periods, and therefore does not always represent the full scope of the clients’ commitment to Thomas Group. However, backlog does accurately represent the portion that has been contracted for in writing.

***

Thomas Group, Inc. (NasdaqGM: TGIS) is an international, publicly traded operations and process improvement firm.  Thomas Group’s unique brand of process improvement and performance management services enable businesses to enhance operations, improve productivity and quality, reduce costs, generate cash and drive higher profitability.  Known as The Results CompanySM, Thomas Group creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise.  Thomas Group has offices in Dallas, Detroit, and Hong Kong.  For additional information on Thomas Group, Inc., please go to www.thomasgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Statements in this release that are not strictly historical are “forward looking” statements, which should be considered as subject to the many uncertainties that exist in the Company’s operations and business environment.  These uncertainties, which include economic and business conditions that may impact clients and the Company’s performance-oriented fees, timing of contracts and revenue recognition, competitive and cost factors, and the like, are set forth in the Company’s filings from time to time with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2006.  Except as required by law, the Company expressly disclaims any intent or obligation to update any forward looking statements.

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Thomas Group, Inc.

Selected Consolidated Financial Data

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	In thousands, except per share data

Consulting revenue before reimbursements	$13,387	$15,693	$41,878	$44,302
Reimbursements	83	166	456	423
Total revenue	13,470	15,859	42,334	44,725
Cost of sales before reimbursable expenses	6,290	6,961	20,219	20,744
Reimbursable expenses	83	166	456	423
Total cost of sales	6,373	7,127	20,675	21,167
Gross profit	7,097	8,732	21,659	23,558
Selling, general and administrative	4,199	4,380	13,173	12,197
Operating income	2,898	4,352	8,486	11,361
Interest income (expense), net	140	111	386	233
Income from continuing operations before income taxes	3,038	4,463	8,872	11,594
Income taxes	1,117	1,491	3,271	3,899
Income from continuing operations	1,921	2,972	5,601	7,695
(Gain)/Loss on discontinued operations, net of related income taxes	—	(4)	—	(1)
Net income	$1,921	$2,976	$5,601	$7,696

Earnings per share:
Basic:
Income from continuing operations	$0.17	$0.27	$0.51	$0.71
(Gain)/loss on discontinued operations, net of tax effect	—	—	—	—
Net income	$0.17	$0.27	$0.51	$0.71
Diluted:
Income from continuing operations	$0.17	$0.27	$0.50	$0.70
(Gain)/loss on discontinued operations, net of tax effect	—	—	—	—
Net Income	$0.17	$0.27	$0.50	$0.70

Weighted average shares:
Basic	11,039	10,921	10,974	10,771
Diluted	11,121	11,084	11,201	10,997

Thomas Group, Inc.

Selected Consolidated Financial Data

(Unaudited)

Selected Revenue Data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	Amounts in thousands
North America	$13,434	$15,818	$42,266	$44,654
Europe	12	—	44	—
Asia/Pacific	24	41	24	71
Total Revenue	$13,470	$15,859	$42,334	$44,725

	September 30, 2007	December 31, 2006
	(unaudited)
	Amounts in thousands
Cash	$10,545	$8,484
Trade Accounts Receivables	9,857	12,318
Total Current Assets	22,173	22,064
Total Assets	24,744	24,043
Total Current Liabilities	3,927	5,277
Total Liabilities	4,175	5,380
Total Stockholders’ Equity	$20,569	$18,663